Exhibit 99.3

September 17, 2025

Board of Directors
Core Scientific, Inc.
838 Walker Road
Suite 21-2105
Dover, Delaware 19904

RE: Proxy Statement/Prospectus of CoreWeave, Inc. and Core Scientific, Inc. which forms a part of Amendment No. 1 to the registration statement on Form S-4 of CoreWeave, Inc. ( “Amendment No. 1 to the Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated July 7, 2025 (the “Opinion Letter”), with respect to the fairness, as of the date thereof, of the Exchange Ratio in the Transaction to the holders of the Shares (excluding any Cancelled Shares (as defined in the Agreement)) from a financial point of view. Capitalized terms used but not defined herein shall have the meanings set forth in the Opinion Letter.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction. We understand that the Company has determined to include and reference the Opinion Letter in Amendment No. 1 to the Registration Statement. In that regard, we hereby consent to the reference to the Opinion Letter under the captions “Summary—Opinions of Core Scientific’s Financial Advisors,” “Summary—Risk Factors,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Core Scientific Board of Directors and Reasons for the Merger,” “The Merger—Certain Unaudited Prospective Financial Information” and “The Merger—Opinions of Core Scientific’s Financial Advisors—Opinion of PJT Partners,” and to the inclusion of the Opinion Letter in the proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of Amendment No. 1 to the Registration Statement and that the Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any other registration statement (including any subsequent amendments to Amendment No. 1 to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors of the Company, including any committee thereof, or the Company without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of Amendment No. 1 to the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

[Signature page follows]

280 Park Avenue   |   New York, NY 10017   |   t. +1.212.364.7800   |   pjtpartners.com

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

280 Park Avenue   |   New York, NY 10017   |   t. +1.212.364.7800   |   pjtpartners.com